                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                             J.D. EDWARDS & COMPANY
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                  281667 10 5
                                 (CUSIP Number)

                                      N/A
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)

[ ]     Rule 13d-1(c)

[X]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      (CONTINUED ON THE FOLLOWING PAGE(S))


CUSIP No. 281667 10 5                                                                                Page 2 of 5
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         1)  NAMES OF REPORTING PERSONS.
                  ROBERT C. NEWMAN

         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

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         2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                           (a) [  ]
                           (b) [  ]

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        3)  SEC USE ONLY

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        4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                  UNITED STATES

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                                    5) SOLE VOTING POWER
                                            8,548,533

                                    ----------------------------------------------------------------------------
        Number or                   6)  SHARED VOTING POWER
        Shares                              -0-
        Beneficially
        Owned by                    ----------------------------------------------------------------------------
        Each Reporting              7)  SOLE DISPOSITIVE POWER
        Person With                         8,548,533

                                    ----------------------------------------------------------------------------
                                    8)  SHARED DISPOSITIVE POWER
                                            -0-

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                  9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           8,548,533

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                  10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                           [  ]

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                  11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           7.9%

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                  12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                           IN

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CUSIP No. 281667 10 5                                                Page 3 of 5

ITEM 1(a) NAME OF ISSUER:

         J.D. Edwards & Company

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         One Technology Way
         Denver, CO  80237

ITEM 2(a) NAMES OF PERSONS FILING:

         Robert C. Newman

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         Robert C. Newman
         c/o J.D. Edwards & Company
         One Technology Way
         Denver, Colorado 80237

ITEM 2(c) CITIZENSHIP:

          United States citizen

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $0.001

ITEM 2(e) CUSIP NUMBER:

         281667 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A :

         (a) [  ]  Broker of Dealer registered under Section 15 of the Act
         (b) [  ]  Bank as defined in Section 3(a)(6) of the Act
         (c) [  ]  Insurance Company as defined in section 3(a)(19) of the Act
         (d) [  ]  Investment Company registered under Section 8 of the Investment Company Act
         (e) [  ]  Investment Adviser registered under Section 203 of the
                   Investment Advisers Act of 1940
         (f) [  ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the
                   Employee Benefit Retirement Income Security Act of 1974 or Endowment Fund; see
                   Section 240.13d-1(b)(ii)(F)
         (g) [  ]  Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
         (h) [  ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

                   N/A

ITEM 4. OWNERSHIP.

         Based on information provided by J.D. Edwards & Company, there were 108,117,478 shares of common stock outstanding on December 31, 1999.


         (a) Amount Beneficially Owned:
                  8,548,533

CUSIP No. 281667 10 5                                                Page 4 of 5


         (b) Percent of Class:
                  7.9%

         (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:
                           8,548,533

                  (ii)  shared power to vote or direct the vote:
                           -0-

                  (iii) sole power to dispose or to direct the disposition of:
                           8,548,533

                  (iv)  shared power to dispose or to direct the disposition of:
                           -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS.

        N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        N/A

ITEM 10. CERTIFICATION.

        N/A

CUSIP No. 281667 10 5                                                Page 5 of 5






Signature

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 11, 2000
------------------------------------
Date

By:  /s/ Robert C. Newman
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Name: Robert C. Newman